Introduction
Introduction to Norfolk Southern..............................	2
Pocahontas Land Corporation..................................	5
Triple Crown Services..............................................	6
Markets
Markets - An Overview............................................	7
Coal.........................................................................	8
Intermodal................................................................	11
Agriculture, Consumer Products & Government........	14
Automotive...............................................................	15
Chemicals.................................................................	17
Metals & Construction..............................................	19
Paper, Clay & Forest Products.................................	22
Supply Chain Solutions..............................................	25
Economic & Industrial Development..........................	26
Track Record
NS' Safety Process...................................................	27
Technology Initiatives................................................	29
Thoroughbred Quality...............................................	32
Financial
Five-Year Financial Review......................................	33
Financial Overview...................................................	34
Diesel Fuel Expense..................................................	35
Debt Information.......................................................	37
Commitment To Shareholder Value...........................	38
Capital Expenditures.................................................	39
Plant and Equipment.................................................	40
Corporate
Board of Directors....................................................	42
Officers.....................................................................	43
Stockholder Information............................................	44

Some or all of the documents in this book contain or are based in whole or in part on forward-looking statements. Such statements (which usually are introduced with words such as "expect," "anticipate," "plan," "project," "believe" and other words having a similar meaning and used in connection with future events) are founded on expectations, estimates and projections that reflect management's good-faith evaluation of information available at the time the statements were made. As such, they are based upon, and will be influenced by, a number of external variables - more particularly described and identified in our most recent annual report and quarterly report to the Securities and Exchange Commission (SEC) on Form 10-K and Form 10-Q - over which the corporation may have no, or incomplete, control: for example,

1. domestic and international economic
        conditions;

2. interest rates;

3. the business environment in industries
        that produce and consume rail freight;

4. competitive conditions within the
         transportation industry;

5. fluctuation in prices or availability of key
         materials, in particular diesel fuel;

6. legislative and regulatory developments;

7. labor difficulties; and

8. other operating or other risks and
        uncertainties not now identified.

Accordingly, actual outcomes and results already or eventually may differ materially from those indicated in such forward-looking statements.

We undertake no obligation publicly to correct or update any forward-looking statement; should we elect to update one or more such statements, we undertake no obligation to make further updates, with respect either to the updated statement(s) or to any other statement. Corrections and updates may appear in our public filings with the Securities and Exchange Commission, which you are advised to consult.

Our Vision

 Be the safest, most customer-focused and successful transportation company in the world

Description of Business

 Norfolk Southern Corporation (NYSE: NSC) is a Norfolk, Virginia-based company and one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 eastern states, the District of Columbia and Ontario, Canada, serving all major eastern ports in the United States and connects with rail partners in the west and Canada, linking customers to markets around the world. NS provides comprehensive logistics services and offers the most extensive intermodal network in the East.

Major Subsidiaries

 Pocahontas Land Corp. owns and/or manages more than a million acres of coal resources in Alabama, Illinois, Kentucky, Tennessee, Virginia and West Virginia.

 Triple Crown Services provides truck-competitive intermodal service featuring the innovative RoadRailer® trailer.

Equal Opportunity Policy

 Norfolk Southern Corporation's policy is to comply with all applicable laws, regulations and executive orders concerning equal opportunity and nondiscrimination and to offer employment on the basis of qualification and performance, regardless of race, religion, color, national origin, sex, age, sexual orientation, veteran status, the presence of a disability or any other legally protected status.

Environmental Policy

 Norfolk Southern's environmental policy requires every employee to understand and comply with environmental requirements on the job. Public agencies and the affected public are to be informed of any incident with the potential to cause environmental harm. Wastes are to be minimized through recycling, reduced consumption of energy and use of environmentally preferred materials and non-polluting technologies. Cooperation is to be given to all governmental/environmental authorities. All laws and regulations related to protecting the environment and transporting environmentally sensitive materials are to be complied with in full.

Our Mission

 Norfolk Southern's mission is to enhance the value of our stockholders' investment over time by providing quality freight transportation services and by undertaking any other related businesses in which our resources, particularly our people, give the company an advantage.

Our Creed

   We are responsible to our stockholders, customers, employees and the communities we serve.

For All Our Constituencies, we will make safety our highest priority.

For Our Customers, we will provide quality service, always trying to reduce our costs in order to offer competitive prices.

For Our Stockholders, we will strive to earn a return on their equity investment that will increase the value of their ownership. By generating a reasonable return on invested capital, we will provide the security of a financially strong company to our customers, employees, stockholders and communities.

For Our Employees, our greatest asset, we will provide fair and dignified treatment with equal opportunity at every level. We will seek a talented, diverse work force and management with the highest standards of honesty and fairness.

For The Communities we serve, we will be good corporate citizens, seeking to enhance their quality of life through service, jobs, investment and the energies and good will of our employees.

Safety

E.H. Harriman Memorial
Gold Medal Award for Employee Safety

   Norfolk Southern employees in 2006 were awarded an unprecedented seventeenth consecutive award for the best safety record among the nation's largest railroads. The Harriman is awarded in May based on the company's safety performance in the prior year.

    To achieve its ultimate goal of an accident- and injury-free workplace, NS will strive to improve its safety practices.

    NS applies the same focus on train and community safety.  Safety outreach includes training state and local emergency responders as part of the Transportation Community Awareness Emergency Response (TRANSCAER) initiative to assist communities in developing their hazardous material emergency response plans.

NS Supports Employee Reservists

NS Recognized as
Military-Friendly Employer

 Norfolk Southern continued its support of employee reservists activated for Operation Enduring Freedom.

 Beginning with the activation of reservists in 2001, NS offered enhanced benefits designed to help employees and their families during deployments. The leave benefits include a monthly income supplement and continued health care and life insurance coverage.

 Norfolk Southern has been named one of America's most military-friendly employers.

 G.I. Jobs magazine ranked NS among the top 50 military-friendly companies. The annual list acknowledges companies that have made the greatest effort and had the greatest success in hiring military veterans, and that have the best policies for Reserve and Guard members called to active duty. This is the first time Norfolk Southern has earned a spot in the top 50.

 Norfolk Southern actively recruits people with military backgrounds for careers in railroad operations and management. "Their commitment to safety, leadership, responsibility, problem-solving and continuous improvement makes veterans excellent candidates to join us," said Tom Mullenix, NS vice president human resources. "As our business grows, we want to attract veterans at a variety of levels and positions across our transportation system."

Corporate Governance

 Norfolk Southern is committed to high standards of corporate governance, and the Board of Directors continually reviews and strengthens the company's policies.

  Implementing rules of the New York Stock Exchange, the Board determined that all NS directors are independent, with the exception of Wick      Moorman, chairman, president and chief executive officer.

  Only independent directors may serve on the Compensation, Audit and Governance and Nominating committees.

  A Code of Ethics applies to directors in addition to officers and employees.

  A Code of Ethical Conduct for Senior Financial Officers has been adopted.

  Corporate Governance Guidelines, Board committee charters, the corporation's bylaws, Code of Ethics, Code of Ethical Conduct for Senior Financial Officers and procedures for reporting accounting concerns are posted on the NS web site at www.nscorp.com.

  The Board and the committees continue to perform annual self-evaluations, which are established practices at NS.

  The Internal Audit Hotline, in existence for many years, has been designated for use by employees and third parties who wish to report concerns about accounting and audit matters confidentially. The number is (800) 732-9279.

  The NS Board has determined that the Audit Committee includes at least one audit committee financial expert.

  In September 2006, the NS Board amended the Corporate Governance Guidelines to include majority voting for election of directors in an uncontested election.

  Shareholders can contact outside Board members by sending written communication to the lead director, c/o Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510. All communications directed to this address will be forwarded to the lead director.

Pocahontas Land Corporation (PLC) is Norfolk Southern's natural resource subsidiary and a vital contributor to its core rail business. PLC owns and/or manages more than a million acres of land containing coal in Alabama, Illinois, Kentucky, Tennessee, Virginia and West Virginia.

Coal

Coal mining lessees produced a total of 27.8 million tons of coal in 2006, most of which was hauled by NS. To date, more than 2.6 billion tons of coal has been mined from PLC and affiliated properties. The company is constantly seeking coal lands to ensure abundant supplies of coal tributary to NS' rail lines to serve the markets of the 21st century. PLC estimates its remaining coal reserves to be 1.7 billion tons, categorized as shown in the tables to the right.

    PLC has interests in joint ventures involving a state-of-the-art lumber manufacturing plant near Charleston, W.Va.; a crosstie production facility near Justice, W.Va.; and another lumber and crosstie mill near Duffield, Va. Both crosstie mills supply crossties to Norfolk Southern.

 PLC now manages the oil and gas reserves owned by NS and its subsidiaries. PLC continues to pursue profitable growth opportunities and strives to achieve its vision to "be the most responsible, innovative and successful owner and manager of natural resource properties."

    Triple Crown Services (TCS) is a wholly owned, truckload motor carrier subsidiary of Norfolk Southern, providing truckload motor carrier transportation in key markets throughout the eastern half of the United States and Ontario, Canada. TCS operates the unique RoadRailer® bimodal system to combine truck pickup and delivery with linehaul rail transport, providing seamless door-to-door service.

    Headquartered in Fort Wayne, Ind., TCS maintains a 7,000 unit RoadRailer fleet, operating more than 800 highway tractors and 14 rail terminals. The company's RoadRailer units can operate as conventional highway trailers and as specially configured rail cars in unit trains for maximum efficiency. This capability gives TCS the ability to compete with trucks in medium-distance markets.

   Environmentally positive, TCS takes traffic off the highways, reducing airborne pollutants and lessening the demands on the highway infrastructure.

   TCS complements Norfolk Southern's intermodal network by serving market segments with relatively low intermodal or carload market share. These include parts destined for automotive assembly plants, truckload motor carrier freight within Norfolk Southern's service region moving between market pairs lacking conventional intermodal service, consumer products in truck-dominated markets and highway traffic flows between eastern markets and points within 600 miles of NS gateways.

In 2006, demand for truckload service continued to increase as the supply of long-distance truck drivers remained tight and fuel costs increased sharply. This strong demand and constrained supply, combined with TCS' rail-based line-haul operation, created a favorable environment.

In 2006, TCS strengthened its position in each market segment with the exception of automotive parts. With the automotive business adversely impacted by domestic assembly plant closures and production cuts, TCS redeployed assets to accelerate growth in the consumer products and new truck-dominated geographic markets. As a result, TCS traffic volumes were flat compared with 2005 as higher consumer product shipments were offset by weaker automotive-related shipments.

 The truckload demand environment is expected to moderate in 2007, as the auto and construction industries experience slowdowns. Driver shortages and historically high fuel prices are expected to continue, favoring TCS' market competitiveness.

 Looking ahead, TCS plans to expand its geographic reach into Colorado, Nebraska, central Wisconsin and southeast Texas. TCS will continue to emphasize growth in consumer goods, consumer durables and intermediate products industries throughout its service area. To support these initiatives, TCS plans to expand its trailer fleet and rebuild a thousand RoadRailer units over the next three years.

Transportation trends continue to favor rail. International trade, highway congestion, the rising cost of energy, and the demand for utility coal allow Norfolk Southern to sustain its value-based pricing strategy. In 2006, revenue grew to $9.4 billion, a 10% increase over 2005, resulting from higher pricing, including fuel surcharges, which accounted for about 40% of the increase and modestly higher traffic volume.

   Traffic volume in 2006 rose modestly as increases in the first half of the year were largely offset by declines in the second half, particularly during the fourth quarter.

   Norfolk Southern's balanced traffic portfolio reduces dependence on any one sector of the economy. General merchandise traffic accounted for 54% of total Norfolk Southern revenues, while coal accounted for 25% and intermodal 21%. Norfolk Southern continues to focus on increasing revenues and profitability in each market group to realize the potential of its premier network.

     Higher freight volume is increasing roadway congestion. The trucking industry is facing manpower and capacity shortages, as well as climbing fuel costs. This environment inherently favors the efficiency of rail over transport by truck.

     Changes in international shipping patterns continue to strengthen rail transportation's critical link in the lengthening global supply chain. Intermodal volume grew 3% in 2006 as steadily increasing Asian shipments to East Coast ports increased traffic on NS' intermodal network.

      The continued efficiency of rail in the multimodal global marketplace depends on alliances and other cooperative efforts to increase profitability and improve service on the transportation infrastructure. NS is building capacity for the future:

  A joint venture with Kansas City Southern will increase capacity and improve service on the Meridian Speedway between Meridian, Miss., and Shreveport, La., a critical connection between the Southeast and Southwest.

  Work has begun on the Heartland Corridor, a public-private partnership that will expand capacity and increase train speeds by raising tunnels and clearing other overhead obstructions. When the Heartland Corridor is completed over the next three years, the enhanced route will increase capacity, improve service consistency and shave an entire day off the journey from the mid-Atlantic to the Midwest for double-stacked containers.

  Work has begun on the Rickenbacker Intermodal Terminal in Columbus, Ohio. Developed with the Columbus Rickenbacker Airport Authority, Rickenbacker will increase freight capacity in the region by more than 40%. Rickenbacker also will serve as NS' first fully integrated logistics park, with more than 20 million square feet of distribution space surrounding the intermodal facility. The proximity of the intermodal hub to a vast amount of distribution space should create new efficiencies for customers locating alongside the facility.

  The Chicago Regional Environmental and Transportation Efficiency program, CREATE, is a project of national significance in the nation's busiest freight transportation hub that will unscramble rail lines in Chicago, leading to increased efficiency for shippers and better traffic flow for motorists.

    Looking ahead, NS expects revenue increases to continue but at a more moderate pace, reflecting tempered volume growth and comparison with a strong 2006. NS plans to continue its focus on improving service levels and maintaining a market-based approach to pricing. Approximately one-half of NS' revenue base is subject to renegotiation or repricing in 2007.

Business Description

    Norfolk Southern Corporation is one of the nation's largest transporters of coal for utilities, steel producers, and industrial users and for export to countries around the world.

    Norfolk Southern serves coalfields in Virginia, West Virginia, Kentucky, Pennsylvania, Indiana, Illinois, Ohio, Alabama and Tennessee. These coalfields contain some of the world's best low-sulfur, high-Btu steam coals and high-quality metallurgical coals. NS also transports Powder River Basin, Colorado, Montana, British Columbia and imported coals to eastern and midwestern utilities.

2006 Review/2007 Outlook

    Overall coal traffic volumes rose 1% and revenue increased 10% in 2006 compared with the prior year, setting records and reflecting higher average revenue per unit and slightly higher traffic volume. Coal average revenue per unit was up 9% compared with 2005, reflecting increased fuel surcharges and higher rates, tempered by the absence of the $55 million benefit from the coal rate settlements in the second quarter of 2005. Volume growth was driven primarily by higher utility carloads, domestic metallurgical coal and coke that offset declines in export and iron ore shipments. In 2006, 79% of shipments handled originated on NS lines.

 Utility Coal

 In 2006, NS utility coal tonnage increased 4% compared with 2005, primarily driven by customer coal stockpiles that were below target levels across NS' service area, more shipments from the Powder River Basin in the West moving to NS-served utility plants and higher shipments of import coal through Charleston, S.C.

   In 2006, NS completed a five-year, $44 million rail line construction project to establish a direct rail connection between Norfolk Southern's Conemaugh Line at Saltsburg, Pa., and the coal-powered Keystone Generating Station in Shelocta, Pa. By replacing a circuitous route with limited capacity, the Shelocta Secondary trims 51 miles off the trip from Saltsburg to Shelocta. The new route efficiently increases capacity to the plant, allowing for faster cycle times and longer trains.

While natural gas prices are expected to remain higher in 2007, demand for utility coal could be tempered by persistent mild weather and above average stockpiles. Additionally, in November 2006, Virginia Power announced it intends to switch from domestic coal to import coal for its Chesapeake Va., Energy Center. Since NS would not transport the import coal, this change could result in the loss of approximately 1.6 million tons annually.

 There remain a number of evolving environmental issues that could affect the utility coal market, depending upon their outcome. These include a national energy policy, proposed multi-emissions legislation, mercury emissions standards, new source review, potential regional programs aimed at capping and reducing power plant CO2 emissions and ongoing efforts at addressing climate change. In addition, court rulings that stopped certain low-cost strip mining techniques have limited supply growth. Although impending developments with these environmental issues could potentially increase cost pressures on coal-fired generation, the outlook remains positive for maintaining coal's position in the power generation mix for regions served by NS. Favorable developments in these areas could ease cost pressures on coal-fired generation, further strengthening coal's position. Certain utilities have added emission control technologies to their electric generating units in advance of governmental requirements and are advancing plans to more fully use existing coal-fired power plants.

Export Coal

   Export coal tonnage decreased 15% in 2006 compared with 2005, primarily due to soft demand for U.S. coal as Europe and Asia increased volumes from traditional non-U.S. coal sources. Volume through Baltimore and Lambert's Point decreased 37% and 3%, respectively, compared with 2005.

   International steel manufacturers purchased lower-cost coal from non-U.S. supply regions. Additionally, the falling price of Chinese coke exerted pressure on merchant coke producers, particularly in eastern Europe, as the coal conversion cost was greater than the spot market price for coke. Asian buyers returned to more traditional non-U.S. coal suppliers when the market returned to more normal conditions.

    Export coal volume in 2007 is expected to weaken as higher mining costs offset potential gains from favorable ocean freight rates from the U.S. versus Australia.

Metallurgical Coal,
Coke and Iron Ore

   Domestic metallurgical coal, coke and iron ore tonnage increased 4% in 2006 compared with 2005. Declines in iron ore volumes, principally caused by the shutdown of a blast furnace at an NS-served producer, were offset by growth in the domestic metallurgical coal and coke markets driven by increased steel demand in the first half of the year.

   Going forward, domestic demand for metallurgical coal and coke is expected to experience pressure due to softening in the steel industry; however, iron ore volumes should improve due to new business opportunities.

Other Coal

   In 2006, other coal tonnage, principally steam coal shipped to industrial plants, decreased 3% compared with year-earlier volumes primarily due to plant closures and production problems.

Business Description

   Intermodal shipments involve the transportation of shipping containers or truck trailers by rail. Norfolk Southern divides its intermodal business into four groups: 1) International, 2) Premium, 3) Domestic and 4) Triple Crown.

   1. International: Traffic in this segment is generated from a large number of Atlantic and Gulf Coast ports served by NS, as well as interline mini-land-bridge Pacific trade business generated through the West Coast ports.

   2. Premium: This is the most demanding segment in terms of service, and NS' share of this traffic is expected to increase as its service improves. Customers in this group include United Parcel Service, United States Postal Service and select less-than-truckload (LTL) carriers.

   3. Domestic: This segment also is service sensitive and should provide a considerable source of traffic growth as service continues to improve and as product offerings expand. Customers in this group include JB Hunt, Hub Group, Schneider National, USXpress and other truckload motor carriers and Intermodal Marketing Companies (IMCs).

   4. Triple Crown: Triple Crown Services (TCS) provides high quality, retail, door-to-door intermodal services that directly compete with over-the-road motor carriers in medium-haul lanes as well as select long-haul lanes. TCS maintains its own network of 14 area terminals and a 7,000-unit fleet of high-cube intermodal equipment.

   Facilities: All of the terminals shown on NS' Intermodal Map are dedicated to handling intermodal business. NS directly or through strategic agreements serves 56 facilities extending from Maine to Louisiana and from Miami to Chicago. NS has the most comprehensive intermodal network east of the Mississippi River.

2006 Review/2007 Outlook

   In 2006, NS intermodal generated 3.3 million units of intermodal volume with corresponding revenue of $1.97 billion, representing a 3% increase in volume and an 8% increase in revenue compared with 2005. Volume growth moderated from previous years primarily due to softening in the housing and automotive markets, uncertainties in the retail markets and the relative supply of motor carrier capacity due to decreased demand for those services. Traffic volume increased for the year notwithstanding a 3% decline in the fourth quarter.

    A 4% increase in revenue per unit stemmed from higher fuel surcharges, as well as increased rates and longer-haul international traffic, which was offset in part by lower volume for higher-rated trailers that reflected the ongoing shift of traffic to containers.

  NS' international traffic volume paced growth in 2006 with a 9% increase compared with 2005. Double-digit first-half gains moderated in the second half due in large part to new business added late in 2005. Traffic increased at both East and West Coast ports, although West Coast volume decreased late in the year. International revenue gains resulted from increased volumes as well as longer haul traffic originating from NS-served East Coast ports.

   Premium traffic volume, which includes parcel and LTL carriers, decreased 3% in 2006, reflecting lower less-than-truckload shipper traffic that offset modest gains in parcel shipments.

 Truckload volume increased 8% compared with 2005, reflecting continued expansion of business with traditional truckload companies.

 At Triple Crown Services (TCS), an NS subsidiary, volume was flat compared with the previous year principally due to higher consumer product shipments that were offset by weaker automotive-related shipments.

 Domestic Intermodal Marketing companies (IMC) volume declined 9%, reflecting declines in the housing, construction and automotive markets.

 In 2007, NS expects moderate growth in its intermodal markets, with continued strength in the international markets. Future growth may, however, be tempered by economic conditions in the U.S. Norfolk Southern expects international volumes to benefit from the mid-year opening of AP Moller's new port facility in Norfolk, Va., which should improve service and increase capacity.

    NS continues to work with federal, state and local governments to implement large-scale transportation projects that will have a positive impact on commerce and trade going forward.

  Work has begun on the Heartland Corridor, a public-private partnership that is expected to expand capacity and increase train speeds by raising tunnels and clearing other overhead obstructions. When the Heartland Corridor is completed over the next three years, the enhanced route should increase capacity, improve service consistency and shave an entire day off the journey from the mid-Atlantic to the Midwest for double-stacked containers.
  In 2006, work began on the $62 million Rickenbacker Intermodal Terminal in Columbus, Ohio. Developed with the Columbus Rickenbacker Airport Authority, Rickenbacker should increase freight capacity in the region by more than 40%. Rickenbacker also will serve as NS' first fully integrated logistics park, with more than 20 million square feet of distribution space surrounding the intermodal facility. The proximity of the intermodal hub to a vast amount of distribution space should create new efficiencies for customers locating alongside the facility. Work on the terminal is expected to be completed in 2008.

  In 2006, NS and Kansas City Southern Railway formed a joint venture to improve the 320-mile rail corridor known as the Meridian Speedway between Meridian, Miss., and Shreveport, La. Norfolk Southern plans to invest $300 million, most of which will be used to upgrade the line over three years. Significant improvements to the route's capacity already have been made. Forty-five miles of formerly nonsignaled territory between Jackson and Vicksburg, Miss., were converted to centralized traffic control. Design has been completed and construction has begun on an additional 23 miles of centralized traffic control territory east of Shreveport. Forty miles of new rail replacement has been completed in three locations, and approximately 100 miles of crosstie replacement work, along with nearly 150 miles of ballast and surfacing work has been done. Also, designs have been completed and site preparation work has begun for new sidings or siding extensions totaling 5.5 additional miles in Meehan and Rankin, Miss., and Stevens, La. When these projects are complete in 2007, it will be easier for trains to meet and pass, thereby increasing capacity.

Business Description

 The Agriculture, Consumer Products and Government team has marketing and sales responsibility for the transportation of corn, wheat, soybeans, fertilizer, sweeteners (including ethanol), animal and poultry feeds, beverages, canned goods and various consumer products.

 This group has a strong core traffic base that includes movements of corn from the Midwest to the poultry industry in the East and Southeast; corn and soybeans to processors; ethanol to gasoline blenders; fertilizer to industrial and agricultural customers; wheat to millers; flour from millers to bakeries; and sweeteners and food oils from processors to food and beverage manufacturers.

2006 Review/2007 Outlook

    In 2006, the agriculture, consumer products and government revenue increased 19%, with a 4% increase in volume compared with 2005. Average revenue per unit rose 15%, a result of higher rates and fuel surcharges. Traffic volume growth resulted from increased ethanol, military and corn shipments.

    Ethanol shipments increased 74% compared with 2005. In 2006, NS handled more than a billion gallons of ethanol through its ethanol distribution network of 18 terminals. By mid-year, corn ethanol increasingly began fulfilling the oxygenate requirements for gasoline when MTBE was federally banned. Ethanol demand is expected to increase substantially over the next several years, resulting in increased demand for ethanol transportation to New York, Philadelphia and other major eastern markets.

    In 2006, corn shipments increased due to strong exports and corn demand for ethanol processors. Norfolk Southern continued to reap benefits of the continued growth and development of its 75-car grain shuttle program, or Mercury Service, which provides the economics and dependability that customers need to invest in new feed mills. Expanded feed mill market coverage continues to provide growth opportunities for corn and soybean markets. Columbia Farms completed a new 75-car feed mill on NS' lines at Monetta, S.C., which became operational during the second half of 2006. Over the past five years, NS has attracted nine feed mills to its lines, bringing the total number of 75-car, NS-served feed mills to 11.

 Food oil shipments, such as canola, cottonseed, palm and coconut oils, increased in the wake of stronger demand. Government, military and miscellaneous transportation volume and revenue benefited from continuous efforts to support the military operations in Iraq and traffic related to the recovery efforts in the Gulf Coast region following Hurricane Katrina.

    Going forward, agriculture, consumer products and government traffic volumes are expected to exceed 2006 levels. Bio-diesel continues to be an emerging market for NS, with an 80 million gallon facility on NS lines in Claypool, Ind., expected to begin production in 2007. Additionally, the production and distribution of ethanol is expected to provide growth opportunities for NS, particularly in the Philadelphia and New Jersey ethanol markets. Several new ethanol terminals are expected in 2007, which will further expand NS' ethanol distribution network.

    Traffic levels should also improve due to the continued success and expansion of NS' Mercury Service; expansion of grain elevators in the Midwest; growth of the ethanol markets and emerging bio-diesel market opportunities; however, declines in consumer products and government volumes are expected to offset this growth.

Business Description

 Norfolk Southern's Automotive Group markets the transportation of auto parts destined to assembly plants for vehicle manufacturing as well as finished vehicles to destination markets for final distribution to dealers.

2006 Review/2007 Outlook

    North American automotive production declined 3% to 15.2 million units in 2006. Norfolk Southern's automotive volumes decreased to 561,933 carloads, or 9%, while revenues were $974 million, a decrease of 2%, when compared with 2005. Average revenue per unit increased 7%, reflecting pricing improvements and higher fuel surcharges. In contrast, traffic volume decreased primarily due to substantial production cuts at General Motors, Daimler-Chrysler and Ford assembly plants, including two plant closures at Ford and one at General Motors during 2006. Reduced production at Honda and BMW also contributed to the volume decrease. NS serves 29 assembly plants with more than one-third being European- or Asian-based transplant automotive manufacturers.

In 2006, NS benefited from increased international transplant vehicle production, including full-year production at the expanded NS-served Mercedes-Benz assembly plant in Vance, Ala. This increase helped offset production declines at Ford, GM and Daimler-Chrysler of 10%, 4% and 5%, respectively, as these manufacturers experienced declining market share leading to production cuts through plant closings and shift reductions.

Ford closed two NS-served assembly plants located in St. Louis, Mo., and Atlanta, Ga., and GM closed a plant in Oklahoma City, Ok., for which NS was an interline rail carrier. Auto manufacturers were negatively impacted by rising fuel prices and increased light truck inventory levels over the summer, resulting in decreased light truck production as demand weakened for light trucks and large sport utility vehicles.

In 2007, light vehicle production in North America is expected to increase 3% above 2006 levels. NS expects automotive revenues to continue to decline as a result of automotive production cutbacks. Production decreases by U.S. automotive manufacturers are expected to be partially offset by higher domestic production by foreign manufacturers.

Norfolk Southern anticipates new business in 2007 from Toyota's San Antonio, Texas, assembly plant that began production at the end of 2006 as well as the start of Toyota production on the second line at Subaru's Lafayette, Ind., assembly plant by mid- year. These positive developments are expected to help mitigate the continued efforts by domestic auto manufacturers to reduce excess vehicle production capacity. Norfolk Southern is expected to be adversely impacted by the full-year effects of the 2006 plant closures as well as the announced plans of Ford to close its NS-served Norfolk, Va., assembly plant in 2007.

Business Description

The Chemicals Market Group serves shippers and receivers of petroleum products, plastics, sulphur, chlorine and bleaching compounds, industrial chemicals, as well as hazardous and non-hazardous wastes.

2006 Review/2007 Outlook

   In 2006, Norfolk Southern's chemical revenues increased 10% and carloads decreased 4% compared with 2005, reflecting increased rates and fuel surcharges. Petroleum, industrial and plastics traffic volumes were down, driven primarily by production curtailment following Hurricane Katrina, a weaker housing market and plant closings on NS lines. Revenue per unit increased 14%, reflecting higher prices to meet market changes and fuel surcharges.

   NS continued to invest in and expand its Thoroughbred Bulk Transfer (TBT) network. A new facility is expected to open in 2007 in Somerset, Ky., and provide additional options for receivers of plastics, chemicals, agriculture and construction products from shippers across the NS network into the southwestern Kentucky market.

   Looking ahead, NS anticipates additional volume growth resulting from new and expanded plastic plants in North Carolina and Virginia, which are expected to increase plastic and caustic soda carloads, respectively.

In 2007, NS' focus is on improving service and remaining competitive in the marketplace. Overall, Norfolk Southern expects chemical traffic volume to grow modestly in 2007, supported by new and expanded business as the year progresses.

       The price of energy in North America remains an area of potential concern, particularly the price of natural gas and crude oil. Both of these commodities account for more than 50% of the cost of many chemical products and present a significant competitive challenge that could cause North American producers to move production overseas.

       Other areas of concern in 2007 remain the possibility of downward pressure on automotive production and housing starts.

Business Description

    The Metals and Construction Team serves producers, suppliers and distributors of metals products, metallic ores, scrap metal, machinery, cement, brick, aggregates and a wide range of miscellaneous construction materials. Norfolk Southern is a leading transporter of steel in North America.

2006 Review/2007 Outlook

    Metals and construction traffic volume increased 5% and revenue increased 19% in 2006 compared with 2005 and posted a fifth consecutive year of record revenues. Revenue per unit rose 14% because of higher rates and fuel surcharges. The volume improvements were primarily due to higher input slab business to NS-served steel mills, more scrap metal shipments and higher sand, gravel and cement traffic for commercial and highway construction projects.

   NS continues to lead the industry in the metals transportation arena, serving 19 integrated mills, 17 mini-mills, more than 38 major steel processors and more than 75 steel distribution facilities. The metals market continued to realize strong demand and production levels in 2006. Revenue growth was generated by improved equipment utilization that provided capacity to handle new business.

    Scrap metal set a third consecutive record year for revenue growth. Revenue increased 17% and volume grew 7% compared with 2005. Expanded partnerships with integral scrap metal shippers and access to new scrap processors and steel mills were key drivers in improving NS' scrap metal market share. NS also saw growth in pig iron shipments in 2006. A barge-rail facility at Naples, Ill., provided competitive transportation for import pig iron shipments to midwestern mills. NS continues to attract new scrap yards and expansions at existing NS-served scrap yards.

    Iron and steel revenues increased 37%, and carload volume increased 21% in 2006 compared with 2005. Increased domestic production was generated from integrated and electric arc mills, where improved service levels enabled NS to handle increased production volume and increase market share. Combined import and domestic slab steel shipments and revenue also increased. Plate and structural steel traffic increased due to increased demand and new business generated by commercial and infrastructure construction. Rising oil prices increased demand for southwestern pipeline projects, which generated additional revenue from pipe shipments. Coil steel revenue grew 16% in 2006 as competitive service generated demand and additions to the coil car fleet provided capacity to grow finished coil steel market share.

   In the construction arena, strong residential, commercial and highway construction activity combined with new strategic access to quarries and terminals generated more than a 1% increase in construction carloads and an 11% growth in revenues compared with 2005.

   Aggregates shipments grew 4% and revenues increased 15% in 2006 compared with 2005. An expanded stone unit-train network improved NS' equipment utilization, providing additional capacity to handle increased demand generated by highway construction projects, strength in commercial construction and access to new stone quarries. Continued volume strength is expected in 2007 based on Federal TEA 21 highway funding and increased highway spending at the state and local levels. Stone shipments also are expected to grow by 2009 driven by Phase II of the Clean Air Act as utilities will be required to reduce emissions by scrubbing with high-calcium stone or by using lower sulfur coal. There are more than 105 coal-fired power plants located on NS territory.

   The miscellaneous construction market segment posted an 8% increase in revenue over 2005. Strength in commercial construction drove demand for shipments of gypsum wallboard, offsetting a soft residential construction market. New business was generated from roofing granules, fly ash and pellets, offsetting reduced industrial sand and brick volumes. Increased production from integrated steel mill producers generated increased shipments of ground limestone used in the raw steel making process. Market drivers for the miscellaneous construction group include raw materials for cement production, glass manufacturing, gypsum wallboard production, roofing and flooring manufacturing. Production levels from NS-served facilities are expected to generate volume growth going forward.

   Cement shipments increased 13% while revenue increased 22% in 2006 compared with 2005. Increased demand and NS' strategic access to cement terminals helped drive this growth. Domestic cement producers experienced unprecedented growth over the past several years, and most major producers are expanding production. NS works closely with customers to locate new cement facilities on its lines. The outlook for cement in 2007 remains favorable, with continued carload growth expected.

   Metals and construction volume is expected to be tempered in the first quarter of 2007, reflecting a softening in domestic steel production affecting iron, steel and coil shipments. In contrast, aggregate and cement shipments are expected to increase driven by highway projects and new stone terminals locating on NS' lines.

Business Description

   Norfolk Southern's Paper, Clay and Forest Products Group markets the transportation of commodities used in the paper and forest products transportation supply chain. These commodities include kaolin, wood chips, pulp and recycled paper, finished paper, printing paper, newsprint and pulp board. NS serves more than 60 paper mills. NS also serves more than 250 paper distribution centers, sawmills and panel facilities and handles various lumber products to reload centers and final delivery destinations. Additionally, this group markets the transportation of lumber and wood products as well as construction and demolition materials and municipal solid waste.

2006 Review/2007 Outlook

    In 2006, paper, clay and forest products revenue increased 11% while traffic volume decreased 1% compared with 2005 primarily due to value-based pricing, fuel surcharges, continued strong demand for rail transportation and motor carrier capacity challenges. Average revenue per unit rose 12%.

   Higher solid waste and debris traffic, and growth in traffic from the import of printing paper, partially offset reduced pulp and pulp board shipments.

 NS' printing paper shipments exceeded 2005 levels by 10% primarily as a result of new import business, while pulp board, newsprint, wood pulp and recovered paper volumes declines in a paper market that was challenged by industry consolidation, mill closures and rising raw material costs.

 In NS' construction and debris and municipal solid waste segment, shipments from the Northeast to landfills in the Midwest and South grew more than 60% driven by new unit-train service and new customers in the New York metropolitan area.

 NS' lumber shipments continued to provide traffic flows consistent with 2005 levels, although weakening housing starts led to a slight reduction in overall lumber traffic levels in the fourth quarter of 2006. Wood chip volumes declined due to a decrease in weather-related spot moves, and kaolin volumes were unaffected by the production shifts and competitive challenges faced by the paper industry.

    In 2007, NS anticipates continued growth driven largely by a continued focus on yield management and new business opportunities across the paper, forest products, clay, construction and debris and municipal solid waste markets.

Construction and debris coupled with municipal solid waste projects in New York, New Jersey, Ohio and West Virginia are expected to benefit NS along with a new lumber distribution center on NS lines in Holiday City, Ohio, that should open in 2007. These projects should offset the challenge of decreased housing starts. There are additional opportunities to convert municipal solid waste business that is presently moving by truck to local landfills in New Jersey, New York, Pennsylvania and Ohio via rail to landfills in Ohio, Michigan, Pennsylvania, Virginia and West Virginia as planned closings and limitations on eastern landfills direct this traffic to more economical disposal areas, providing NS long-haul opportunities.

Additionally, NS anticipates further gains in imported printing paper shipments through Jacksonville, Fla., and other NS-served East Coast ports. Norfolk Southern is positioned to handle new paper and lumber traffic as improved freight service and a focus on improved asset utilization should add equipment capacity to support expected growth opportunities. North American paper and paper board demand is expected to experience continuing competitive pressures from electronic media, alternative packaging materials, overseas production and import penetration at the expense of nondurable goods manufacturing. Growth in NS paper business is expected from highway diversions, transload and import opportunities

MODALGISTICS™

Business Description

MODALGISTICS™ is a rail-centric logistics solutions consulting group that offers supply-chain consulting and technology support to NS customers and beyond. Its target market is the industrial manufacturing customers that utilize multiple modes of transportation and have complex supply chain networks. It provides tools, techniques and strategies to customers to enable them to better manage their respective businesses.

2006 Review/2007 Outlook

In 2006, MODALGISTICS benefited from truck-to-rail conversions, resulting in its best year in its six-year history.

Looking ahead, demand for MODALGISTICS' services is expected to continue in 2007. MODALGISTICS expects to benefit from modal conversions as a result of continuing its transportation mode network optimization analyses and services for shippers and supply chain carrier visibility technology for shipment management. MODALGISTICS also will focus on business consulting projects that will improve supply-chain efficiency, reduce operating cost and create competitive advantage, which is expected to generate increased modal conversions. Additionally, MODALGISTICS will provide internal support to launch new product offerings, improve network efficiency and increase asset utilization.

TransWorks

Business Description

TransWorks is a technology subsidiary of Norfolk Southern that provides end-to-end transportation information management solutions, as well as back office services, software development and process consulting to the transportation industry throughout North America. TransWorks provides hosted technology (Software as a Service-SAAS), and support services to both NS internal and external customers. Internally supported business segments include NS intermodal, Triple Crown Services, Thoroughbred Direct Intermodal Services and MODALGISTICS.

2006 Review/2007 Outlook

TransWorks has two primary hosted transportation management solutions: the carrier/intermodal Transportation Management System (TMS) and the Shipper TMS. In addition to its internal NS customers, TransWorks' Carrier TMS is currently being implemented for a large intermodal carrier. Additionally, TransWorks' Shipper TMS is currently being hosted for various external customers.

In 2006, TransWorks' supply chain group generated freight and supply chain services revenue growth for NS, driven primarily by Shipper TMS. The technology provided continued to expand, as did the customer base of paper, steel, machinery, chemical and other companies.

In 2007, TransWorks expects to experience similar growth with the implementation of the intermodal/carrier TMS project, as well as the addition of new shipper customers and existing customers' facilities.

To promote strategic growth, Norfolk Southern employs a highly sophisticated industrial development program to attract new and expanding businesses to its service territory.

In 2006, NS assisted with the location of 70 new industries and the expansion of another 45. This represents an investment of nearly $2 billion by NS customers and is expected to create approximately 3,600 customer jobs in the 19 states where the plants and expansions are located. NS expects these industrial development efforts to generate more than 95,000 carloads annually.

Through public-private partnerships and industrial development, NS is working to provide better service to its customers and create economic development opportunities in towns across the NS system. NS works with state and local governments and economic development officials to help customers identify ideal locations for new facilities. NS provides free and confidential plant location services, including site layout, engineering and logistics assistance.

The development of new and expanding businesses on NS' network helps to ensure that traffic is renewed, modernized and continues to expand.

Industrial development and community economic development projects from 2006 include:

  A Gatorade [Pepsico] facility in Wytheville, Va.: The opening of a Gatorade facility in 2006 marks the first major rail customer to operate in Progress Park - a rail-served industrial park that NS worked with Wythe County for a decade to create. Gatorade's facility expects to bring 250 new jobs to the region. NS also will serve Amcor PET Packaging, a Gatorade supplier that is locating its plant next to Gatorade's facility, with plans to begin production in 2007.
  A Prairie Packaging operation in Huntersville, N.C.: NS worked with Prairie Packaging and North Carolina to identify a rail-accessible site for Prairie Packaging's new manufacturing facility. NS then helped design and construct track leading from the main line to the facility. In June 2006, Prairie Packaging opened its new building, which is expected to create 250 new customer jobs over the next four years.
  A U.S. Fence expansion in Bulls Gap, Tenn.: When U.S. Fence decided that it needed to carry more carloads to its facility than its tracks would permit, NS helped the company engineer an expansion of the tracks to double its inbound capacity. The expansion will enable U.S. Fence to increase its manufacturing load and bring more than 150 new full-time jobs to the area over the next two years.

NS' Industrial Development department maintains a computer database of detailed site profiles that allows for quick and comprehensive responses to new business opportunities - usually within 24 hours.  What puts NS ahead of the competition is the ability to provide full, in-house engineering and consulting services to new business prospects.

NS maintains industrial development offices in Atlanta, Ga.; Birmingham, Ala.; Columbia, S.C.; Columbus, Ohio; Detroit, Mich.; Harrisburg, Pa.; Indianapolis, Ind.; Knoxville, Tenn.; Norfolk, Va.; Philadelphia, Pa.; Raleigh, N.C.; Roanoke, Va.; and St. Louis, Mo.

       As the first part of the company's vision, safety is the top priority at Norfolk Southern. The goal is simple: zero incidents and zero injuries.

     Norfolk Southern employees have led the rail industry in safety performance since 1989, winning an unprecedented seventeenth consecutive E. H. Harriman Gold Medal Award for employee safety (1989-2005). Over that period, NS has set industry benchmarks for train and employee safety. The important role safety plays is evident in its inclusion in NS' vision statement.

     Norfolk Southern employees also have been recognized for their safety practices by DuPont, Toyota and Cargill.

   Employee commitment to safety remained a priority at NS during a time of change and challenge. In 2006, NS continued to set the pace for the railroad industry by finishing with a ratio of 1.01 personal injuries per 200,000 employee hours, which is well below the industry average. The success of NS' safety process can be attributed to the personal commitment of each employee.

      By way of background, Norfolk Southern in 1987 turned for guidance to DuPont Inc., a world leader in industrial safety, to improve safety performance. DuPont trained Norfolk Southern's senior management, started the company on the road toward continuous safety improvement and helped develop its safety structure. DuPont instilled the fundamental concept that improved safety performance requires teamwork - an effort in which everyone participates and no one sits on the sidelines.

      As a result, Norfolk Southern developed systemwide safety policies, expectations and goals. Norfolk Southern began to encourage employees to examine setbacks, learn from them and prevent incidents from recurring. Since 1988, the collaborative efforts of employees have reduced the company's injury rate by more than 80%.

    Norfolk Southern employees continue to work to lead the rail industry by keeping safety the top priority. The company's safety process is made up of many components, each contributing to overall improvement.

The foundation of Norfolk Southern's safety practices is found in the Six Tenets of Safety:
   1.   All injuries can be prevented.
   2.   All exposures can be safeguarded.
   3.   Prevention of injuries and accidents
           is the responsibility of each employee.
   4.   Training is essential for good safety
          performance.
   5.   Safety is a condition of employment.
   6.   Safety is good business.

NS fulfills these tenets through the Six-Point Action Plan for Safety of Operations. Each employee must take personal responsibility for performing work in accordance with the Action Plan. NS will continue to reinforce the Action Plan and Six Tenets by providing training for all employees. In this area, as in others, there is a need to learn from each other to be successful.

Maintaining the enviable position as the safest railroad in the industry allows NS to offer customers a competitive transportation package while also serving the interests of its employees and shareholders. NS looks forward to 2007 as it strives to be the safest transportation company in the world.

Technology Enhances Customer Service, Operating Efficiency

Building on its heritage of innovation, Norfolk Southern is strengthening customer service by integrating new technologies to increase safety, reliability and efficiency.

The Thoroughbred Operating Plan, or TOP, continues to provide a foundation for growth. At the same time, new systems are being deployed that use real-time data to assist field personnel and train crews in making better tactical decisions.

Looking to the future, NS is leveraging wireless communications, advanced technologies and integrated systems to implement business solutions that benefit the company as well as customers and communities. Through improved information availability and accuracy, NS is developing and enhancing inventive business solutions that benefit the company as well as customers and communities by using performance-enhancing technology. Developments in technology continue to enhance NS' rail operations and help the company achieve more consistent and reliable service.

Unified Train Control System

Unified Train Control System (UTCS) continues to be implemented on NS. Jointly developed by Norfolk Southern and General Electric, UTCS provides a seamless and disaster-hardened transportation management system. It replaces existing equipment with networked, computer-aided dispatching work stations that function with tactical NS information systems. UTCS includes a promising new feature called the movement planner. Using a virtual model of the NS rail network, the movement planner formulates an optimal, system-focused train management plan with the objective of maximizing on-time performance.

Optimized Train Control (OTC) uses several advanced train control technologies, including Positive Train Control, to improve the safety and efficiency of rail operations. During 2006, OTC established new wireless information feeds aimed at providing both train dispatchers and crew members with more current operational status. Trains are tracked with Global Positioning System (GPS) satellites, and their position is relayed to train dispatchers for improved visibility. Additionally, remote switches are monitored to ensure proper alignment for safe operations. The next phase, scheduled for 2007, will use wireless communications and computers onboard locomotives, enabling crews to receive electronic advisories and directives. OTC will use these electronic directives, tied directly into the train's braking system to provide enforcement of speed and operating limits, to improve safety. OTC is initially being implemented along a 117-mile route between Charleston and Columbia, S.C.

Locomotive Engineer Assist Display and Event Recorder®

Norfolk Southern is deploying a locomotive computer system to improve fuel efficiency and safe handling of trains in long-haul operations. The system, developed by New York Air Brake and known as LEADER®, provides locomotive engineers with real-time information about a train's operating conditions. An on-board computer calculates and displays the optimum train operating speed, depending on topography and track curvature, the train's length and weight and other operating conditions, creating the "golden run." In 2007, LEADER will be further deployed on additional locomotives across its network. LEADER ultimately will be an integral part of the OTC system.

Algorithmic Blocking and Classification (ABC): Next Generation

Norfolk Southern's ABC system is responsible for the safe and efficient routing of traffic. The state-of-the-art system considers dozens of shipment attributes to algorithmically determine a car's most efficient route through the NS network. An initiative known as ABC Next Generation is under way that will consider train, lane and yard capacity when routing traffic, allowing NS to help produce car trip plans with more accurate shipment arrival times. Implementation of ABC Next Generation in 2007 and 2008 will improve customer service, infrastructure utilization, shipment transit times and asset planning.

Operating Plan Developer (OPD) provides flexibility to make adjustments to the network operating plan when required. NS uses OPD to generate what-if simulations on yard, train and blocking changes to its merchandise transportation network. OPD allows planners to quickly evaluate the impact of infrastructure and traffic changes on TOP to ensure the rail network is effectively utilized. By using traffic volume projections, transportation planners can ensure an operating plan is designed to meet the demand for higher business volumes. In 2007, development of an algorithm that generates the best train routes and schedules for the merchandise transportation network will begin. The goal of this enhancement is to reduce train starts and improve network fluidity.

The Thoroughbred Yard Enterprise System (TYES), a start-of-the-art train reporting and inventory management system, has been expanded to include a new tool that assists with train building and assures shipments move according to trip plan, in the right block and on the right train. The enhancement matches trip planned cars with scheduled outbound trains, color coding cars on the computer display to make it easier to build trains. Color schemes are used to denote cars moving on schedule, being advanced early, in jeopardy of missing the outbound train or running behind schedule. If cars cannot make the planned outbound train, reason codes are entered by yard personnel, describing the reason for the missed connection. Root cause analysis utilizing the reason codes provides NS the opportunity to streamline operations, identifying areas of improvement within both rail yards and train movements.

Wireless Locomotive Information System (WiLIS) uses satellite and cellular communications to download precise Global Positioning System (GPS) feeds and other remote operational data from the locomotive to NS transportation systems, enabling improved visibility into locomotive fleet operations. By deploying mobile technologies to capture both geographic and operational data using wireless communications, information such as fuel level, engine coolant temperature, throttle position and other operating characteristics provides locomotive planners the latest information for improved power management and asset planning decisions. This information also can be leveraged to provide precise train location to dispatchers using the Unified Train Control System (UTCS). Additional locomotives will be equipped in 2007 with this technology and new productivity measures will be developed to improve service and increase crew productivity.

   Wireless Event Recorder Information System (WERIS) uses information already being collected to improve operations. WERIS captures locomotive operating data, such as speed, brake pressure and throttle position, and stores the information electronically. During 2006, NS began deploying on-board computers equipped with wireless communications for the automatic download of locomotive event recorder data when locomotives come within range of access points. Data is then available to more effectively manage train handling. Additionally, data analysis could improve locomotive dependability and safety.

Locomotive Assignment and Routing System (LARS) is being developed in conjunction with Princeton University to make computer generated recommendations as to what locomotives to assign to individual trains. LARS analyzes projected locomotive demand and supply for each terminal and optimizes locomotive utilization based on an interactive process. The system also will recommend the transfer of locomotives from one terminal to another to address changing demand across NS' network.

Crew Transportation Services System (CTSS) incorporates electronic, business-to-business requests with NS' taxi vendors to improve efficiency and coordination of crew taxi services for thousands of crew members each week. Previously handled with manual phone calls and paper records, CTSS streamlines communications, eliminating thousands of calls weekly between NS and taxi vendors and provides an electronic trip record database. Going forward, trip records will be analyzed, coupled with Global Position System (GPS) feeds, to ensure optimal routing of crews to assigned trains.

The technology investments made today are expected to have lasting impacts on Norfolk Southern's ability to enhance service consistency and reliability into the future. A focus on performance measurement tools, the electronic capture of timely and accurate information that is passed in real-time fashion to other integrated systems and the automation of business functions should enable Norfolk Southern to provide consistent, reliable service going forward.

Thoroughbred Quality:

The Roadmap to Exceptional Customer Service

To fulfill the promise of safe, efficient and reliable service, Norfolk Southern employees are working more creatively than ever to meet customer expectations. The challenge is to prepare for a more competitive future by providing quality service - from every corner of the company.

In 1991, Norfolk Southern launched its Thoroughbred Quality process to focus on meeting and exceeding customer expectations through continuous improvement, based on individual accountability and initiative. Today, two new watchwords are flexibility and inventiveness. These are imperatives in a rapidly changing marketplace.

Thoroughbred Quality Management (TQM) is designed to follow the lead of Norfolk Southern's successful safety process by incorporating the principles of quality management into daily activities. TQM is based on six principles:

  We must be customer-driven, both externally and internally.
  We must develop the attitude that meeting customer expectations has top importance.
  We must respect people and their ability to contribute to improvement.
  We must understand that improvement includes everyone, in all parts of the organization.
  We must place major emphasis on prevention and problem-solving work.
  We must bring employees into the decision-making process.

    Norfolk Southern continues to raise the bar in the Thoroughbred Quality process, which is comprised of three main initiatives.

The first is registration to the internationally recognized ISO 9001:2000 quality measurement standard. This international "seal of approval" requires that NS measure its customers' perception of its service and seek to continually improve NS' processes.

   The company's transportation operations, major mechanical shops and six other key business areas are registered to the ISO 9001:2000 standard, which requires NS to monitor and measure customer service satisfaction in addition to adoption of a continual improvement process.

      The second component is implementation of Six Sigma problem-solving methodology as a tool to improve the processes to meet those objectives.

Six Sigma is a fact-based, decision-making methodology, which evaluates problems that cause variation in service quality. The company has trained more than 300 employees in this methodology to focus on process improvements and is committed to making Six Sigma "the way we work."

Since adopting Six Sigma methodology in 2001, NS has completed 161 projects, including the areas of safety, coal transportation, local operations, locomotive reliability, on-time performance and asset utilization.

The third initiative is Lean enterprise, which provides tools and a methodology to increase process efficiency and eliminate waste. Lean enterprise can be used in many environments, including office as well as manufacturing settings, and is often used to correct problems found using Six Sigma methodology.

NS continues to use Six Sigma to improve its Thoroughbred Operating Plan, or TOP, to increase on-time performance and reduce variability in customer delivery times.

By combining the best thinking and practices under the Thoroughbred Quality banner, Norfolk Southern can lead the industry in customer service, while setting standards for other industries to aim to achieve.

    Norfolk Southern's 2006 results reflect another year of record revenues, income from railway operations and net income. Net income for 2006 was $1.5 billion, or $3.57 per diluted share, a $200 million, or 16 percent, improvement compared with 2005.

Results in 2005 included a noncash benefit of $96 million from the effects of Ohio tax legislation, which increased diluted earnings per share by 23 cents. Excluding this item, net income in 2006 would have been 25 percent higher than the $1.2 billion, or $2.88 per diluted share, earned in 2005.

Railway operating revenues were a record $9.4 billion, up $880 million, or 10 percent, compared with 2005, a result of increased average revenue per unit, including fuel surcharges, and modestly higher traffic volume.

Railway operating expenses were $6.9 billion, up $440 million, or 7 percent, reflecting higher diesel fuel prices and increased compensation and benefits expense.

    The railway operating ratio, an industry measure of operating efficiency, improved to 72.8 percent, compared with 75.2 percent in 2005.

Cash provided by operating activities was $2.2 billion, an increase of $101 million, or 5 percent, compared with 2005. Outstanding debt was reduced by $330 million, or 5 percent, and the debt-to-total capitalization ratio was 40.7 percent, the lowest level since the Conrail acquisition.

During 2006, Norfolk Southern purchased and retired 21.8 million shares of common stock at a total cost of $964 million without issuing any new debt. Additionally, the quarterly dividend was increased twice during 2006 - from 13 cents per share to 16 cents in January and to 18 cents in July.

In addition, the board of directors in January 2007 declared a dividend of 22 cents per share, an increase of 22 percent.

    While diesel fuel prices continued their multi-year run-up in 2006, prices eased in the final four months of the year.

      Fluctuations in fuel prices have a significant impact on NS' financial results, as a $0.01 per gallon increase in fuel prices increases annual operating expense by $5 million. Diesel fuel costs represented approximately 14% of NS' operating expenses in 2006.

      To reduce the exposure to fuel price volatility, NS began a program in 2001 of regular monthly heating oil swaps to hedge a portion of its diesel fuel consumption. The intent of the program was to assist in the management of NS' aggregate risk exposure to fuel price fluctuations. NS continued the fuel hedging program through May 2004; however, with fuel prices near historic highs and fuel surcharges being assessed under NS tariffs and transportation contracts, NS has not entered into additional hedges since that time. Instead, NS modified its fuel hedging strategy, and on a go-forward basis, may not adopt the prior pattern of regular monthly swaps. Only 4% of NS' diesel fuel consumption was hedged through swaps in 2006.

  Effective July 1, 2006, NS revised its fuel surcharge program for local and joint-line non-intermodal traffic originating and moving on Norfolk Southern-issued tariff and public quotes issued on or after July 1, 2006.

   The fuel surcharge is based on the monthly average price of West Texas Intermediate Crude Oil (WTI Average Price), an industry standard for tracking oil prices, in the second calendar month prior to the month in which the fuel surcharge is applied. The traffic moving under these tariffs and quotes comprises approximately 6% of NS' total revenue base.

    While the mechanics of the new fuel surcharge are generally the same as the previous fuel surcharge, the trigger price was raised from $23 per barrel of WTI Crude Oil to $64 per barrel and the percentage by which the line-haul rate is increased when oil exceeds the trigger price was decreased from 0.4% to 0.3% for each dollar or portion thereof in excess of the trigger price.

   Application of the new fuel surcharge across tariff and public quotes as well as contracts now approximates 15% of NS' total revenue base.

   On Jan. 26, 2007, the Surface Transportation Board (STB) issued a decision that the type of fuel surcharge imposed by NS and most other large railroads - a fuel surcharge based on a percentage of line-haul revenue - would no longer be permitted for regulated traffic that moves under public (tariff) rates. The STB gave the railroads a 90-day transition period to adjust their fuel surcharge programs. NS does not expect that compliance with these new regulations will have a material effect on its financial condition, results of operations or liquidity.

    Historically, NS has maintained a debt-to-total capitalization ratio well below today's levels. However, in order to finance its purchase of 58% of Conrail's stock, long-term debt increased. Nevertheless, NS continues to maintain one of the highest credit ratings among major U.S. railroads with senior unsecured debt ratings of: Moody's: Baa1 and S&P: BBB+.

   NS has maintained these ratings despite a relatively high debt-to-total capitalization ratio because of the limited amount of operating lease obligations it has compared to other railroads. Also, NS' balance sheet reflects well-maintained modern assets, which are largely owned.

   Since 2000, including its share of Conrail debt, NS has reduced its debt obligations. Between 2000 through 2006, NS' total debt reduction was $2,589 million1. NS continued to focus on debt reduction in 2006 as it paid all of its debt maturing in the year, and in addition, repaid $20 million of outstanding notes prior to their respective maturities. At year end 2006, NS cash and short-term investments totaled $918 million.

   In 2007, NS has $491 million of maturing debt.

1)  Debt reduction figures exclude notes payable to Conrail and exclude the impacts of defeased debt, synthetic leases and the write-up of Conrail notes associated with the August 27, 2004, reorganization.

1Excludes notes payable to Conrail

2Includes 58% of Conrail debt

    Norfolk Southern, historically a rail industry leader in financial performance, continued to focus on strengthening its financial position during 2006.

      The company's improvement during the year helped to produce higher earnings per share as compared with each of the previous three years. The price of NS stock rose 12% in 2006.

      Norfolk Southern also has a long history of paying a dividend to shareholders, who benefited from a fifth consecutive year of dividend increases. In 2006, two dividend increases together raised the dividend paid by 42 percent. In January, NS announced another increase in its quarterly dividend, of 22% from the previous dividend level of $0.18 per share. Since 2001, the dividend has increased 267%.

        Norfolk Southern announced in November 2005 that its board of directors authorized the repurchase of up to 50 million shares of its common stock through the end of 2015. As an indication of the company's confidence in its investment value, NS repurchased 21.8 million shares of its common stock in 2006.

           Timing and volume of any purchases are guided by management's assessment of market conditions and other factors. Any share repurchases under this program may be made in the open market, or otherwise.

     NS maintains its roadway and equipment in good, serviceable condition, which is an important element of NS' long-term competitive advantage. Through continuous investment in its assets, NS expects to achieve greater efficiencies and the highest levels of safety and customer service for its growing markets.

 NS' capital expenditures reflect not only its high standard in maintaining its plant and equipment, but also spending in connection with the 1999 expansion of the network. Such spending involved capacity enhancement projects that will facilitate the future growth expected on the system.

In 2007, NS plans to spend $1.34 billion for capital improvements to its railroad operations and subsidiaries.

"Our capital budget reflects our commitment to maintain a safe and vibrant rail system to meet the continuing strong demand we anticipate in 2007 and beyond," said Chief Executive Officer Wick Moorman. "We will continue to invest in the infrastructure, equipment and technology necessary to provide the best possible service to our customers."

The anticipated spending includes $884 million for roadway projects, $401 million for equipment and $55 million for small projects and real estate.

In roadway improvements, the largest expenditure will be $610 million for rail, crosstie, ballast and bridge programs, including $73 million in infrastructure investments for increased capacity. In addition, $47 million is provided for communications, signal and electrical projects; $41 million for maintenance of way equipment; and $16 million for environmental projects and public improvements such as grade crossing separations and crossing signal upgrades.

   Equipment spending includes $321 million to purchase 53 six-axle locomotives; upgrade existing locomotives; purchase 1,300 new higher-capacity coal cars as part of a multiyear program to replace the existing coal car fleet; purchase 739 freight cars as their leases expire; certify and rebuild 388 multilevel automobile racks; and add supplemental restraints to multilevel racks. In addition, equipment spending includes $60 million for projects related to computers, systems and information technology, which will enhance safety and improve operating efficiency and equipment utilization.

   The budget contains business development initiatives totaling $97 million, including investments in intermodal terminals and equipment to add capacity to the intermodal network, increased access and capacity for coal traffic, bulk transfer facilities, and vehicle production and distribution facilities.

 Also included is $28 million for public-private partnership projects in which Norfolk Southern is participating with public entities to improve the nation's transportation infrastructure, reduce fuel consumption and air pollution, and relieve highway congestion by moving freight off highways onto rail.

Roadway

   Norfolk Southern's network of approximately 21,000 route miles blankets much of the eastern United States. This extensive coverage allows NS to better serve customers and to compete in today's marketplace. NS is focused on making the best use of its resources to serve these customers and its shareholders. With the change in markets and business demands, NS is making targeted investments in specific growth areas and reallocating resources to maximize NS' growth potential.

NS maintains its roadway to high standards. A well-maintained system is a safer system and results in fewer derailments and better service.

Locomotives

NS continuously pursues maximizing returns on investment in its locomotive fleet. Locomotive utilization teams are focused on the task of achieving the highest levels of efficiency from NS' locomotive fleet while simultaneously satisfying customer needs.

As part of a steady program of locomotive replacement, NS announced in its 2007 capital budget that it plans to take delivery of 53 six-axle high adhesion locomotives. The new locomotives are much more efficient and reliable than the locomotives being retired. This will allow NS to reduce fleet maintenance costs and improve fuel efficiency. New transportation systems that optimize traffic flows will be instrumental to NS' utilization improvement efforts.

In the company's largest locomotive rehabilitation program ever, NS overhauled 420 locomotives and rebuilt 52 in 2006. In 2007, NS expects to overhaul 420 locomotives, rebuild 55 and build eight gen-set locomotives, an evolving locomotive technology.

Freight Cars

NS also strives to attain the highest levels of utilization from its fleet of freight cars, and those of its customers and other railroads. Moving cars expeditiously on the network not only improves returns on invested capital and saves on car hire costs, but also results in improved customer service.

Norfolk Southern plans to invest in the purchase of 1,300 new higher-capacity coal cars as part of a multiyear program to replace the existing coal car fleet. Other equipment spending in 2007 includes purchasing 739 freight cars as their leases expire, certifying and rebuilding 388 multilevel automobile racks and adding supplemental restraints to multilevel racks.

The Thoroughbred Operating Plan, or TOP, which was successfully completed in 2002, is an integral part of NS' business growth. TOP continues to position the company to improve service consistency and reliability. In 2005, Norfolk Southern refined TOP, increasing capacity for freight and making railroad operations more flexible. For the first time, the plan incorporates intermodal and unit trains dedicated to single commodities.

   Making sure cars are routed in the most efficient manner on NS' network is critical to optimizing utilization. The more trips cars can make on the system during a given time period, the fewer cars NS and its customers need. This results in lower investment costs, lower maintenance costs and higher customer satisfaction.

      E-cars, the NS Internet-based car ordering system, has enhanced equipment demand forecasting. Cross-departmental teams dedicate considerable attention to coordinating the complex effort of maximizing freight car utilization. Achieving such efficiencies are the primary goals of NS' information systems such as its Thoroughbred Yard Enterprise System (TYES), Algorithmic Blocking and Classification (ABC), Commodity Transportation Management System (CTMS), Strategic Intermodal Management System (SIMS) and Integrated Transportation Management (ITMS).

1. Gerald L. Baliles, 66, of Charlottesville, Va., has been director of the Miller Center of Public Affairs at the University of Virginia since April 2006. He was a partner in the law firm of Hunton & Williams, a business law firm with offices in several major U.S. cities and international offices, from 1990 until his retirement on March 31, 2006. He is a former governor and attorney general of Virginia. His board service began in 1990; his current term expires in 2008.
Committees: Executive, Governance and Nominating, Finance (chairman)

2. Daniel A. Carp, 58, of Naples, Fla., formerly served as chairman and chief executive officer of Eastman Kodak Company. His board service began in January 2006; his current term expires in 2009.
Committees: Audit, Compensation

3. Gene R. Carter, 67, of Spotsylvania , Va., is executive director and chief executive officer of the Association for Supervision and Curriculum Development. His board service began in 1992; his current term expires in 2008.
Committees: Executive, Audit, Compensation (chairman)

4. Alston D. Correll, 65, of Atlanta, is chairman emeritus of Georgia-Pacific Corporation. His board service began in 2000; his current term expires in 2007.
Committees: Governance and Nominating, Finance

5. Landon Hilliard, 67, of Oyster Bay Cove, N.Y., is a partner of Brown Brothers Harriman & Co., a private bank in New York City. His board service began in 1992; his current term expires in 2007.
Committees: Executive, Governance and Nominating (chairman), Finance

6. Burton M. Joyce, 65, of South Pasadena, Fla., is chairman of IPSCO Inc., a leading steel producer. His board service began in November 2003; his current term expires in 2007.
Committees: Audit, Compensation

7. Steven F. Leer, 54, of St. Louis, is chairman and chief executive officer of Arch Coal, Inc., the nation's second largest coal producer. His board service began in 1999; his current term expires in 2009.
Committees: Governance and Nominating, Finance

8. Charles W. Moorman, 55, of Virginia Beach, Va., is chairman, president and chief executive officer of Norfolk Southern Corporation. His board service began in 2005; his current term expires in 2009.
Committee: Executive (chairman)

9. Jane Margaret O'Brien, 53, of St. Mary's City, Md., is president of St. Mary's College of Maryland. Her board service began in 1994; her current term expires in 2007.
Committees: Executive, Audit (chairwoman), Compensation

10. J. Paul Reason, 65, Admiral, USN, retired, of Washington, D.C., retired as vice chairman of Metro Machine Corporation, a ship repair company, on Sept. 1, 2006. He serves as a consultant to the National Academy of Sciences and is a member of the Naval Studies Board. His board service began in 2002; his current term expires in 2008.
Committees: Audit, Finance

Charles W. Moorman chairman, president and chief executive officer	Robert E. Huffman vice president intermodal operations
Stephen C. Tobias vice chairman and chief operating officer	Robert M. Kesler, Jr. vice president taxation
Henry C. Wolf vice chairman and chief financial officer	David T. Lawson vice president industrial products
James A. Hixon executive vice president law and corporate relations	H. Craig Lewis vice president corporate affairs
Mark D. Manion executive vice president operations	Mark R. MacMahon vice president labor relations
Kathryn B. McQuade executive vice president planning and chief information officer	Bruno Maestri vice president government relations
John P. Rathbone executive vice president administration	Robert E. Martinez vice president business development
Donald W. Seale executive vice president and chief marketing officer	Daniel M. Mazur vice president strategic planning
Daniel D. Smith senior vice president energy and properties	Michael R. McClellan vice president intermodal and automotive marketing
James A. Squires senior vice president financial planning	Thomas H. Mullenix, Jr. vice president human resources
Deborah H. Butler style="color: black"> vice president customer service	William J. Romig vice president and treasurer
James E. Carter, Jr. vice president internal audit	Marta R. Stewart vice president and controller
Joseph C. Dimino< vice president and corporate counsel	Gerhard A. Thelen vice president operations planning and support
Cynthia C. Earhart vice president information technology	Charles J. Wehrmeister vice president safety and environmental
Terry N. Evans vice president operations planning and budget	F. Blair Wimbush vice president real estate
Robert C. Fort vice president corporate communications	Gary W. Woods vice president engineering
William A. Galanko vice president law	Dezora M. Martin corporate secretary
Tim A. Heilig vice president mechanical

Common Stock

    Ticker symbol: NSC

    Common stock of Norfolk Southern Corporation is listed and traded on the New York Stock Exchange.

Publications

    Upon written request, the corporation's annual and quarterly reports on Forms 10-K and 10-Q will be furnished free to stockholders. Write to: Corporate Communications Department, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-9227.

    A notice and proxy statement for the annual meeting of stockholders are furnished to stockholders in advance of the meeting.

    Upon request, a stockholder may receive a printed copy of the Corporate Governance Guidelines, board committee charters, Code of Ethics, and Code of Ethical Conduct for Senior Financial Officers. Contact the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-9219.

    This information also is available on the NS Web site at www.nscorp.com.

Ethics & Compliance Hotline

    High ethical standards always have been key to Norfolk Southern's success. Anyone who may be aware of a violation of the corporation's ethical standards or a conflict of interest, or has a concern or complaint regarding the corporation's financial reporting, accounting, internal controls or auditing matters is encouraged to report such information to the Ethics & Compliance Hotline, 800.732.9279. Reports may be made anonymously and without fear of retaliation.

Dividends

    At its January 2007 meeting, the corporation's board of directors declared a quarterly dividend of 22 cents per share on its common stock, payable on March 10, 2007, to stockholders of record on Feb. 2, 2007.

    Norfolk Southern Corporation pays quarterly dividends on its common stock, usually on or about March 10, June 11, Sept. 10 and Dec. 10. The corporation has paid 98 consecutive quarterly dividends since its inception in 1982.

Account Assistance

    For assistance with lost stock certificates, transfer requirements and the Dividend Reinvestment Plan, contact:

    Registrar and Transfer Agent
    The Bank of New York
    101 Barclay St.-11E
    New York, N.Y. 10286
    866.272.9472

    For assistance with address changes, dividend checks and direct deposit of dividends, contact:

    Assistant Corporate Secretary
    Stockholder Records
    Norfolk Southern Corporation
    Three Commercial Place
    Norfolk, Va. 23510-9219
    800.531.6757

Dividend Reinvestment Plan

    Stockholders whose names appear on their stock certificates (not a street or broker name) are eligible to participate in the Dividend Reinvestment Plan.

    The plan provides a convenient, economical and systematic method of acquiring additional shares of the corporation's common stock by permitting eligible stockholders of record to reinvest dividends.  The plan's administrator is The Bank of New York.

    For additional information, dial 866.272.9472.

Financial Inquiries                                                                Investor Inquiries
Henry C. Wolf                                                                          Leanne D. Marilley
Vice Chairman and Chief Financial Officer                                 Director Investor Relations
Norfolk Southern Corp.                                                            Norfolk Southern Corp.
Three Commercial Place                                                           Three Commercial Place
Norfolk, Va. 23510-9215                                                        Norfolk, Va. 23510-9215
757.629.2650                                                                          757.629.2861

Corporate Offices

Executive Offices                                                                   Regional Offices
Norfolk Southern Corp.                                                           1200 Peachtree St. N.E.
Three Commercial Place                                                          Atlanta, Ga. 30309
Norfolk, Va. 23510-9227                                                       110 Franklin Road S.E.
757.629.2600                                                                         Roanoke, Va. 24042

Annual Report
Requests & Information
800.531.6757

Annual Meeting

May 10, 2007, at 10 a.m. EDT
Williamsburg Lodge Conference Center
310 South England St.
Williamsburg, Va. 23185